PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of July 26, 2007, by and between Sport Supply Group, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 1901 Diplomat Drive, Farmers Branch, TX 75234, and CBT Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, with its principal offices at 10877 Wilshire Boulevard, Suite 2200, Los Angeles, CA 90024 (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser desires, upon the terms and conditions of this Agreement, to purchase shares of the Company’s Common Stock (as defined in SECTION 1); and

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon exemptions from registration afforded by Section 4(2) of the Securities Act (as defined in SECTION 3) and such other exemptions as the Company may determine applicable; and

WHEREAS, the Company and the Purchaser wish to provide certain registration rights with respect to the Shares (as defined in SECTION 1) under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Board of Directors of the Company has authorized the issuance and sale to the Purchaser of (a) 1,830,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company and (b) an additional number of shares of Common Stock, if any, necessary so that the aggregate number of shares of Common Stock to be issued to the Purchaser at the closing will constitute 15.01% of the Company’s issued and outstanding voting stock immediately following the Closing, in order to take account of the issuance of shares of Common Stock by the Company after the date hereof (the “Additional Shares”), in which case all references to the “Shares” under this Agreement shall mean the Shares, together with the Additional Shares.

SECTION 2. Agreement to Sell and Purchase the Shares. At the Closing (as defined in SECTION 3), the Company will issue and sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the Shares at a price per Share of $10.00, for an aggregate price of $18,300,000 payable in cash. The price per share for any Additional Shares will be $10.00 per share.

SECTION 3. Delivery of the Shares at the Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur, subject to the satisfaction or waiver of the conditions set forth in SECTION 7 hereof (other than those intended to be satisfied at the Closing), at 10:00 a.m. Central time on July 30, 2007 (or, if later, on the third business day following the satisfaction of the conditions set forth in SECTION 7 (other than those intended to be satisfied at the Closing)) at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, TX 75201 (the “Closing Date”).

At the Closing, the Company will deliver to the Purchaser one or more stock certificates representing the Shares, registered in the name of the Purchaser, and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof, and the Purchaser will simultaneously transfer to the Company $18,300,000 in immediately available funds pursuant to this Agreement.

SECTION 4. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Purchaser as follows:

4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect (as defined herein). Each of the Company and its Subsidiaries (as defined herein) has full corporate power and authority to own, operate and occupy its properties and to conduct its business as presently conducted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean any result, change, event or effect that individually or in the aggregate with all such other results, changes, events or effects, (a) is materially adverse to the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) would prohibit or materially impair the ability of the Company to perform its obligations hereunder, in the case of clause (a) excluding (i) changes in economic or regulatory conditions in the industries in which the Company carries on business as of the date hereof, and changes in general economic, capital markets, regulatory or political conditions, including, without limitation, acts of war or terrorism (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, in any material respect), (ii) any change in the market price or trading volume of the Company’s Common Stock after the date of this Agreement, or (iii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement. For purposes of this Agreement, the term “Subsidiary” means a “Significant Subsidiary” as such term is defined in Regulation S-X promulgated under the Securities Act. All Subsidiaries of the Company are listed on Exhibit A.

4.2 Authorized Capital Stock. As of the close of business on the business day immediately prior to the date hereof, the Company had authorized and issued and outstanding capital stock and shares reserved for issuance pursuant to the Company’s 53/4% Convertible Senior Subordinated Notes, Company stock option plans and equity incentive programs as set forth in Section 4.2 of the Company Disclosure Schedule (which schedule will be updated as of the Closing Date to reflect any changes thereto). The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in material compliance with applicable state and federal securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as disclosed in Section 4.2 of the Company Disclosure Schedule, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Upon issuance of the Shares, the Shares will constitute in excess of 15% of the Company’s issued and outstanding Common Stock. Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s knowledge without inquiry, between or among any of the Company’s stockholders. As used herein, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

4.3 Issuance, Sale and Delivery of the Shares. The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth herein, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all pledges, liens, restrictions and encumbrances (other than restrictions on transfer under state and/or federal securities laws). No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance and sale of the Shares by the Company pursuant to this Agreement. No stockholder of the Company has any right (which has not been waived or has not expired by reason of lapse of time) following notification of the Company’s intent to file the Registration Statement (as defined in SECTION 8.1(a)) to require the Company to register the sale of any shares owned by such stockholder under the Securities Act in the Registration Statement or otherwise. No further approval or authority of any stockholder or the Board of Directors of the Company will be required for the issuance and sale of the Shares to be sold by the Company as contemplated herein.

4.4 Due Execution, Delivery and Performance of the Agreement. The Company has full corporate power and authority to enter into the Agreement and perform the transaction contemplated hereby. The Agreement has been duly authorized, executed and delivered by the Company. The execution, delivery and performance of the Agreement by the Company and the consummation of the transaction contemplated hereby do not and will not violate any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any of its Subsidiaries pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (a) any agreement, lease, franchise, license, indenture, note, permit or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected and in each case which would reasonably be expected to have a Material Adverse Effect, or (b) any statute or any judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its Subsidiaries or any of their respective properties where such conflict, breach, violation or default would reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or other order of any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market or other governmental body is required for the execution and delivery of the Agreement or the consummation of the transaction contemplated hereby, except for compliance with the blue sky laws and federal securities laws applicable to the offering of the Shares and for the approval referred to in SECTION 7.1(c) hereof. The Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in SECTION 8.4 hereof may be limited by federal or state securities laws or public policy.

4.5 Delaware General Corporation Law Section 203 (“DGCL 203”). The Company’s Board of Directors has for purposes of DGCL 203, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, duly approved (i) this Agreement and any other documents or agreements executed in connection with the transaction contemplated hereunder, (ii) the issuance of the Shares to the Purchaser, (iii) the acquisition of the Shares by the Purchaser, (iv) the other transactions contemplated by this Agreement and any other documents or agreements executed in connection with the transaction contemplated hereunder, and (v) the exemption of the Purchaser or any “Affiliate” or “Associate” (as such terms are defined in DGCL 203) of the Purchaser from the restrictions on business combinations set forth in DGCL 203 by reason of the execution or delivery of this Agreement and the consummation of the issuance and acquisition of the Shares.

4.6 No Defaults. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of its certificate of incorporation or bylaws, or in breach of or default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) with respect to any provision of any agreement, judgment, decree, order, lease, franchise, license, permit, note, indenture or other instrument to which it is a party or by which it or any of its properties are bound which would reasonably be expected to have a Material Adverse Effect and no event has occurred which, with notice or lapse of time or both, would constitute an event of default on the part of the Company or any of its Subsidiaries as defined in such documents and which would reasonably be expected to have a Material Adverse Effect.

4.7 No Actions. Except as disclosed in the Exchange Act filings (as defined in SECTION 4.9) and in Section 4.7 of the Company Disclosure Schedule, (a) there are no legal or governmental actions, suits or proceedings pending and (b) to the Company’s knowledge, there are no governmental investigations, nor are there any legal or governmental actions, suits, or proceedings threatened, in each case, to which the Company or any of its Subsidiaries is or may be a party or of which property owned or leased by the Company or any of its Subsidiaries is or may be the subject, which actions, suits, proceedings, or investigations, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the Company’s knowledge means the actual knowledge of the executive officers of the Company (as such term is defined in Rule 405 under the Securities Act), and the knowledge they would reasonably be expected to obtain after due inquiry.

4.8 No Material Adverse Change. Since March 31, 2007 and except as described in Section 4.8 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries have not incurred any material liabilities or obligations, indirect or contingent, or entered into any material oral or written agreement or other transaction, in each case, which is not in the ordinary course of business or which would reasonably be expected to have a Material Adverse Effect; (b) the Company and its Subsidiaries have not sustained any loss or damage to its physical properties from fire, flood, windstorm, accident or other calamity not covered by insurance which would reasonably be expected to have a Material Adverse Effect; (c) the Company and its Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock (except for regular quarterly cash dividends of $0.025 per share) and neither the Company nor any of its Subsidiaries is in default in the payment of principal or interest on any outstanding debt obligations; (d) there has not been any change in the capital stock of the Company or any of its Subsidiaries other than the sale of the Shares to the Purchaser, shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors; (e) the Company has not issued any equity securities to any officer, director, or affiliate, except Common Stock issued pursuant to existing Company stock option or stock purchase plans or executive or director corporate arrangements disclosed in the Exchange Act Filings; (f) the Company and its Subsidiaries have not incurred any indebtedness outside the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole; and (g) there has not been any other event which has caused or is reasonably expected to result in a Material Adverse Effect.

4.9 Exchange Act Filings. The information contained in the reports, schedules, and definitive proxy statements filed by the Company with the Securities and Exchange Commission (the “Commission”) on or after July 1, 2006 and prior to the date of this Agreement (the “Exchange Act Filings”), taken as a whole, (a) complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the Commission thereunder applicable thereto, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. In order to enable the Purchaser to sell the Shares under Rule 144, for a period of two (2) years from the Closing, the Company covenants to use its commercially reasonable efforts to timely file all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it will take such further action as reasonably necessary from time to time to enable the Purchaser to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act for so long as a trading market exists for the Company’s Common Stock.

4.10 Reporting Company. The Company is subject to the reporting requirements of the Exchange Act and has filed in a timely manner all reports required to be filed by the Company pursuant to the Exchange Act for a period of at least twelve (12) calendar months immediately preceding the date hereof. The Company is eligible to use Form S-3 under the Securities Act to register the resale of the Shares by the Purchaser.

4.11 Financial Statements. The consolidated financial statements of the Company and the related notes contained in its Exchange Act Filings present fairly in all material respects, in accordance with generally accepted accounting principles, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of their operations, cash flows and the changes in stockholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments and the absence of full footnote disclosure as required by generally accepted accounting principles. Such consolidated financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end adjustments, and except as otherwise described therein and except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles. The financial statements of the Company included in the Exchange Act Filings comply in all material respects with the applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of the filing (or to the extent corrected by a subsequent restatement).

4.12 Listing. The Company is in compliance in all material respects with the American Stock Exchange’s (“AMEX”) continued listing requirements. The Company has not taken any action designed to terminate (or which would reasonably be expected to have the effect of terminating) the registration of the Common Stock under the Exchange Act or the de-listing of the Common Stock from AMEX, nor to the Company’s knowledge is AMEX currently contemplating terminating such listing. The Company has not received notice (written or oral) from AMEX to the effect that the Company is not in compliance with the listing or maintenance requirements of AMEX. The Company shall comply with all requirements of AMEX with respect to the issuance of the Shares. The Company has taken or will take prior to the Closing all necessary actions to cause the Shares to be listed on AMEX and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing on AMEX or on any other substantial trading market upon which the Common Stock is listed.

4.13 Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and no union or other labor organization represents any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries believe that their relations with their employees are good.

4.14 Environmental Matters. To the knowledge of the Company and its Subsidiaries, there has been no storage, disposal, generation, manufacture, transportation, handling or treatment of toxic wastes, hazardous wastes or hazardous substances by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or any of its Subsidiaries in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for such violations as would not reasonably be expected to result in a Material Adverse Effect; there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind into such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its Subsidiaries or with respect to which the Company has knowledge which, individually or in the aggregate, would have a Material Adverse Effect; the terms “hazardous wastes,” “toxic wastes,” “hazardous substances,” and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

4.15 Brokers and Finders. No Person will have, as a result of the transaction contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.16 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the offer and sale of the Shares to the Purchaser as contemplated herein is exempt from the registration requirements of the Securities Act.

4.17 Use of Proceeds. The Company will use all of the proceeds received by it from the issuance and sale of the Shares to the Purchaser pursuant to this Agreement for (i) the payment of out-of-pocket costs and expenses incurred in connection with the transaction contemplated hereby and (ii) the prepayment of outstanding indebtedness under the Company’s senior secured credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., individually as a lender, as administrative agent, sole book runner and sole lead manager.

4.18 Other Transactions. Except as disclosed in the Exchange Act Filings, none of the Company’s officers, directors, or employees or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

4.19 Internal Accounting Controls. To the knowledge of the Company and its Subsidiaries, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. To the knowledge of the Company, since the Company’s most recently ended fiscal quarter, there have been no significant adverse changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or in other factors that could significantly adversely affect the Company’s internal controls. In addition, the Company does not have knowledge that it is not in compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

4.20 No Integrated Offering. None of the Company, its Subsidiaries nor any of their affiliates, nor any Person acting on its or their behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to this Agreement or any other documents or agreements executed in connection with the transaction contemplated hereunder to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of AMEX. The Company does not have any registration statement pending before the Commission or currently under the Commission’s review.

4.21 Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.22 Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under (and no event has occurred that has not been waived that, with notice or lapse of time or both, would reasonably be expected to result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under, any indenture, loan or credit agreement or any other contract (meaning any contract of the Company that was or is required to be filed as an exhibit to the Exchange Act Filings) (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body having jurisdiction over the Company or its properties or assets, or (iii) is, or has been within the last three (3) years, in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any governmental authority (including, without limitation, the Foreign Corrupt Practices Act of 1977 and all applicable anti-money laundering regulations, including the USA PATRIOT Act of 2001), which in the case of clauses (i), (ii) or (iii) hereof would reasonably be expected to have a Material Adverse Effect.

SECTION 5. Representations, Warranties and Covenants of the Purchaser. (a) The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares; (ii) the Purchaser is acquiring the Shares for its own account for investment only and with no present intention or view to the public sale or distribution of any of such Shares, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with the Securities Act and the rules and regulations thereunder and any applicable state securities laws, with nothing contained herein being deemed a representation or warranty by Purchaser to hold the Shares for any period of time; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will the Purchaser engage in any short sale that results in a disposition of any of the Shares by the Purchaser, except in compliance with the Securities Act and the rules and regulations thereunder and any applicable state securities laws; (iv) the Purchaser has, in connection with its decision to purchase the Shares, not relied on any information provided by the Company other than the Exchange Act Filings and the representations and warranties of the Company contained herein; (v) the Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them; (vi) the Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; and (vii) the Purchaser was not organized for the specific purpose of acquiring the Shares.

(b) The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

(c) The Purchaser acknowledges that it has received from the Company certain non-public information regarding the Company (the “Non-Public Information”), and the Purchaser acknowledges that applicable United States securities laws may prohibit the Purchaser from purchasing or selling securities of the Company on the basis of such Non-Public Information or from communicating such Non-Public Information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(d) The Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment, and the Purchaser has full cognizance of and understands all of the risk factors related to the Purchaser’s purchase of the Shares, including, but not limited to, those set forth under the caption “Risk Factors” in the Company’s Exchange Act Filings. The Purchaser understands that the market price of the Common Stock may be volatile and that no representation is being made as to the future value of the Common Stock. The Purchaser has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares.

(e) The Purchaser understands that the Shares will bear a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(f) The Purchaser hereby covenants with the Company not to make any sale of the Shares without complying with applicable securities laws, including laws regarding insider trading. The Purchaser further agrees not to make any sale of the Shares pursuant to the Registration Statement without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied at a time when the Company has notified the Purchaser that the conditions specified in Rule 172(c)(1) or Rule 172(c)(2) under the Securities Act are not satisfied. The Purchaser acknowledges that there may occasionally be times (such as (i) if the Company is pursuing a material financing, acquisition, merger, reorganization, disposition or similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction could be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) if the Company may have experienced or be about to experience some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, could materially adversely affect the Company) when the Company may suspend the use of the prospectus forming a part of the Registration Statement (a “Suspension”) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission, the prospectus has been supplemented, the Company has filed an appropriate report with the Commission pursuant to the Exchange Act or such transaction or event is no longer pending, subject to the terms of SECTION 8.1(c) below. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under the preceding sentence to cause a Suspension and suspend the use of a prospectus for a period in excess of thirty (30) consecutive calendar days or for more than an aggregate of seventy-five (75) calendar days (which need not be consecutive) during any twelve (12) month period (a “Permissible Suspension Period”); provided, however, no Suspension may begin until at least five (5) days have passed since any previous thirty (30) consecutive calendar day Suspension. The Purchaser hereby covenants that it will not sell any Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Purchaser written notice of the Suspension of the use of said prospectus and ending at the time the Company gives the Purchaser written notice that the Purchaser may thereafter effect sales pursuant to said prospectus.

(g) The Purchaser further represents and warrants to the Company that (i) the Purchaser has full right, power, authority and capacity to enter into the Agreement and to consummate the transaction contemplated herein and has taken all necessary action to authorize the execution, delivery and performance of the Agreement, (ii) the making and performance of the Agreement by the Purchaser and the consummation of the transaction contemplated herein will not conflict with or result in a breach or violation of any provision of the organizational documents of the Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Purchaser is a party, or any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Purchaser, (iii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required on the part of the Purchaser for the execution and delivery of the Agreement or the consummation of the transaction contemplated herein, (iv) the Agreement is a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent enforcement of the indemnification provisions, set forth in SECTION 8.4 of this Agreement, may be limited by federal or state securities laws or public policy, (v) there is not in effect any order enjoining or restraining the Purchaser from entering into or engaging in any of the transaction contemplated by the Agreement, (vi) the Purchaser has no present intent to change or influence the control of the Company within the meaning of Rule 13d-1 of the Exchange Act except as otherwise contemplated by SECTION 9 of this Agreement, and (vii) the Purchaser understands that nothing in this Agreement or any other materials provided to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted its own legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Shares.

(h)

(i) The Purchaser hereby covenants with the Company that, if the Closing occurs, for a period of three (3) years from the Closing Date, neither the Purchaser nor any of its affiliates (as such term is defined in Rule 405 under the Securities Act) will, directly or indirectly, without the prior written consent of the Company’s Board of Directors, acquire or make any offer or proposal (including by way of an unsolicited tender offer), or make any non-confidential request for a waiver of this provision, to acquire any additional shares of Common Stock, or any rights or options to acquire, or any securities convertible into or exchangeable for, any shares of Common Stock if after giving effect thereto, the Purchaser and its affiliates (and any group, within the meaning of Section 13(d)(3) of the Exchange Act, of which the Purchaser or any of its affiliates is a member) would be the beneficial owner of more than 30% of the then issued and outstanding shares of Common Stock (the “Standstill Cap”); provided, however, that if the Company sells to any Person or group shares of Common Stock such that, as a result of such sale such Person or group would beneficially own more than 5% of the shares of the Common Stock then issued and outstanding and such Person or group is subject to an agreement with the Company restricting or prohibiting the acquisition of beneficial ownership of additional shares of Common Stock, the Standstill Cap will be increased to that maximum percentage of shares of the Company’s voting stock the beneficial ownership of which such other Person or group is permitted to acquire pursuant to such agreement (to the extent it exceeds the Standstill Cap); and provided further, however, that the Standstill Cap will be terminated (A) if the Company sells to any Person or group a number of shares of Common Stock such that, to the knowledge of the Company at the time of such sale, as a result of such sale such Person or group would beneficially own more than 15% of the shares of the Common Stock then issued and outstanding and such Person or group is not subject to an agreement with the Company restricting or prohibiting the acquisition of beneficial ownership of additional shares of Common Stock; (B) if any Person or group (other than, or not including, the Purchaser and its affiliates) has publicly announced the commencement of a tender or exchange offer to acquire beneficial ownership of outstanding shares of Common Stock such that, after such acquisition, such Person or group would beneficially own more than fifty percent (50%) of the combined voting power of the Company’s outstanding capital stock and if the Company has not, within ten (10) business days after announcement of such offer (or such longer period as may then be permitted under applicable law for the Company’s initial recommendation with respect to such offer), publicly recommended that such offer not be accepted; (C) upon the public announcement by or on behalf of any Person or group (other than, or not including, the Purchaser and its affiliates) of the commencement of a proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove a majority of the directors of the Company which is not, within ten (10) business days after the announcement of such proxy or consent solicitation, publicly opposed by the Company’s Board of Directors and which would, if successful, result in a change in the composition of a majority of the Board of Directors of the Company; (D) upon the occurrence of a Change of Control (as defined below) of the Company; (E) upon the acceptance or approval by the Company or its Board of Directors of an Acquisition Proposal or recommendation by the Company or its Board of Directors that an offer be accepted; or (F) upon the execution of a definitive agreement with any Person or group to acquire shares of Common Stock such that, as a result of such acquisition, such Person or group would beneficially own more than fifty percent (50%) of the shares of the Common Stock then issued and outstanding. The Company shall provide the Purchaser with prompt written notice of the occurrence of any of the events set forth in this SECTION 5(h)(i).

(ii) For purposes of the foregoing, the issuance of shares of Common Stock by the Company upon conversion of its presently outstanding 53/4% Convertible Senior Subordinated Notes shall not constitute a “sale” of shares of Common Stock by the Company and the term “Change of Control” shall mean (A)(1) a change in the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) at any time by an entity or individual, either directly or indirectly, of equity securities or interests of the Company, the voting power of which constitutes more than the lesser of (x) fifty percent (50%) or more of the aggregate voting power of the outstanding equity securities or interests, as the case may be, of the Company, or (y) that percentage of the outstanding aggregate voting power necessary at all times to elect a majority of the board of directors (or similar governing body) of the Company or to direct the management policies and decisions of the Company, or (2) the majority of the seats (other than vacant seats) on the Board of Directors of the Company cease to be occupied by Persons who either (xx) were members of the Board of Directors of the Company on the date hereof or (yy) were nominated for election by the Board of Directors of the Company, a majority of whom were directors on the date hereof or whose election or nomination for election was previously approved by a majority of such directors; (B) any merger, consolidation or reorganization of the Company in which the stockholders of the Company immediately before the transaction do not own at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction; and (C) any sale or transfer of all or substantially all of the assets of the Company, to a purchaser or other transferee in which the stockholders of the subject company immediately before the transaction do not own at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction. For purposes of this Agreement, the term “Acquisition Proposal” shall mean a bona fide written proposal received by the Company from any Person or group that contemplates a transaction which, if effected, would constitute a Change of Control of the Company.

(iii) Nothing in this SECTION 5(h) shall require the Purchaser or any of its affiliates to transfer any shares of Common Stock if the aggregate percentage beneficial ownership of the Purchaser and its affiliates is increased as a result of any action taken by the Company or its Subsidiaries including, without limitation, by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, redemption, repurchase or cancellation of shares or any other similar transaction.

SECTION 6. Survival of Representations and Warranties. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and the Purchaser herein shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor for a period of twelve (12) months from the Closing Date; provided, however, that the covenants and agreements of the parties herein will survive after the Closing Date.

SECTION 7. Conditions to the Closing.

7.1 Mutual Conditions. The respective obligation of the Company and the Purchaser to consummate the purchase and issuance and sale of the Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by either party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any governmental authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transaction contemplated by this Agreement or makes the transaction contemplated by this Agreement illegal;

(b) there shall not be pending any suit, action or proceeding by any governmental authority seeking to restrain, preclude, enjoin or prohibit the transaction contemplated by this Agreement; and

(c) the Shares shall have been approved for listing on AMEX subject only to official notice of issuance.

7.2 The Purchaser’s Conditions. The obligation of the Purchaser to consummate the purchase of the Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(a) the Company shall have performed and complied in all material respects with the provisions of this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date;

(b) the representations and warranties of the Company contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(c) since the date of this Agreement, no event or series of events shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Company shall have delivered, or cause to be delivered, to the Purchaser on the Closing Date, a certificate or certificates representing the Shares registered in the name of the Purchaser (bearing only the legend set forth in SECTION 5(e)) free and clear of any liens of any Person;

(e) the Purchaser shall have received the legal opinion of the Company’s outside counsel to substantially the effect set forth on Exhibit B; and

(f) the Purchaser shall have received a certificate of an executive officer and the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (i) certifying that the conditions contained in (a), (b) and (c) of this SECTION 7.2 have been satisfied and (ii) certifying the resolutions adopted by the Board of Directors of the Company approving this Agreement and the transaction contemplated hereby and as contemplated by SECTION 4.5 hereof.

7.3 The Company’s Conditions. The obligation of the Company to consummate the sale of the Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Company on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(a) the Purchaser shall have performed and complied in all material respects with the provisions of this Agreement that are required to be performed and complied with by the Purchaser on or prior to the Closing Date;

(b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(c) the Purchaser shall have delivered, or caused to be delivered, to the Company on the Closing Date, (i) payment to the Company of the aggregate purchase price for the Shares as specified in SECTION 2 by wire transfer(s) of immediately available funds and (ii) an officer’s certificate certifying that the conditions contained in (a) and (b) of this SECTION 7.3 have been satisfied.

SECTION 8. Registration of the Shares; Compliance with the Securities Act.

8.1 Registration Procedures and Expenses. The Company shall:

(a) subject to the timely receipt of necessary information requested in writing from the Purchaser, within one hundred and twenty (120) calendar days after the Closing Date (such date, a “Filing Date”), prepare and file with the Commission a registration statement (the “Registration Statement”), which shall be on Form S-3, relating to the sale of the Shares by the Purchaser on a continuous basis pursuant to Rule 415, in accordance with the Plan of Distribution attached hereto as Appendix II. The Purchaser agrees to furnish to the Company a completed questionnaire in the form attached as Appendix I hereto prior to the filing of the Registration Statement;

(b) if Form S-3 is not available for the registration of the resale of the Shares, the Company shall (i) register the resale of the Shares on another appropriate form reasonably acceptable to the Purchaser and (ii) undertake to register the Shares on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Shares has been declared effective by the Commission;

(c) (i) use its reasonable best efforts, subject to receipt of necessary information from the Purchaser, to cause the Commission to declare the Registration Statement effective within one hundred and eighty (180) calendar days after the Closing Date. If (A) the Registration Statement is not declared effective by the Commission on or before the date that is two hundred and seventy (270) calendar days after the Closing Date or (B) after the Commission declares the Registration Statement effective, the Registration Statement ceases for any reason to be effective and available for more than an aggregate of thirty (30) days in any twelve (12) month period to the Purchaser for the resale of all of the Shares (subject to any applicable Permissible Suspension Period), including due to (1) a Suspension, (2) a suspension of effectiveness of the Registration Statement, or (3) the Company’s Common Stock being suspended, de-listed (including a failure to timely list the Shares on AMEX or another national securities exchange) or its failure to be quoted on AMEX or any national securities exchange while the Shares are still held by the Purchaser (excluding where such suspension, de-listing or failure referred to in this clause (3) did not directly arise out of or result from any action or inaction of the Company) (any such failure being referred to as an “Event”), then, as the sole monetary remedy for the possible damages to the Purchaser, the Company shall pay the Purchaser as liquidated damages an amount in cash equal to the aggregate purchase price of the Shares as reflected in SECTION 2 multiplied by .01 on each thirty (30) day anniversary of the Event date (or the ratable portion thereof for any period less than thirty (30) days) while such Event shall be continuing (such liquidated damages payable by the Company, a “Penalty Payment”). Notwithstanding the foregoing, in no event shall the total of all of the foregoing liquidated damages payable exceed an amount equal to fifteen percent (15%) of the aggregate purchase price of the Shares. For purposes of clarification, no Penalty Payment shall become payable until the expiration of an initial thirty (30) day period following the occurrence and continuation of an Event (the “Event Payment Date”). The Company shall give the Purchaser written notice within one (1) business day of the occurrence and termination of any Event;

(ii) At any time on or following an Event Payment Date, if the Purchaser shall have intended or desired to effect the resale of Shares pursuant to the Registration Statement but was restricted from doing so due to the existence of an Event, the Purchaser may so inform the Company in a written notice (the “Call Right Notice”) of the number of shares it would have desired to so sell (the “Call Right Shares”). Prior to the Company’s obligation to pay any applicable Penalty Payment upon an Event Payment Date, the Company will have the option (the “Call Right”) to purchase all, but not less than all, of the Call Right Shares, at an aggregate price equal to the Volume Weighted Average Price multiplied by the number of Call Right Shares (the “Aggregate Call Purchase Price”). For purposes of this Agreement, the “Volume Weighted Average Price” shall mean the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of the Company Common Stock on AMEX (or other markets as applicable) as reported by Bloomberg Financial Markets (or such other source as the parties may agree in writing) for each of the trading days during the existence of the Event and ending on the date of the Purchaser’s delivery of a Call Right Notice;

(iii) The Company may exercise its Call Right within thirty (30) days (the “Call Right Period”) following delivery of a Call Right Notice upon written notice to the Purchaser (the “Call Right Election Notice”). If and once the Company shall have delivered the Call Right Election Notice, then the Company shall be obligated to purchase, and the Purchaser shall be obligated to sell, the Call Right Shares as described in such Call Right Notice, at a price equal to the Aggregate Call Purchase Price, with the closing of that purchase and sale to be held on or before the fifth (5th) business day after the delivery of the Call Right Election Notice at 10:00 a.m., local time, at the principal executive office of the Company, or at such other time and place as the parties may mutually agree. The Aggregate Call Purchase Price for the purchase of the Call Right Shares shall be paid to the Purchaser in cash (by wire transfer of immediately available funds to an account that is specified in writing by the recipients thereof) or by certified or official bank check. At the closing of the purchase and sale of the Call Right Shares, the Purchaser shall deliver all certificates, if any, which represent the Call Right Shares to be sold at such closing, duly endorsed for transfer, to the Company or its assignees, as applicable, and shall authorize the Company and its transfer agent, if applicable, to record in the Company’s books and records the transfer. The Purchaser shall take all actions the Company may reasonably request as necessary to vest in the Company the Call Right Shares, whether in certificated or uncertificated form, free and clear of all encumbrances. The Purchaser shall not be required to make any representations in connection with the exercise of the Call Right or the sale of the Call Right Shares other than representations as to title and corporate power and authority, and the Purchaser shall not be required to provide any indemnities or enter into undertake or assume any other material obligation with respect to such sale or provide for the delivery of an opinion of counsel in connection therewith. The Company may assign its right to exercise all or part of the Call Right to one or more of its affiliates or other Persons, in which case the Company shall specify the Persons exercising such assigned rights upon delivery of the Call Right Election Notice (provided that, in any event, the entirety of the Call Right Shares must be purchased);

(iv) If the Company fails to properly exercise a Call Right prior to the expiration of the Call Right Period, the Company shall become immediately obligated to pay to the Purchaser any Penalty Payments that shall have accrued pursuant to SECTION 8.1(c)(1) following the occurrence of an Event up to the date of the expiration of the Call Right Period, and shall remain obligated to pay any additional Penalty Payments otherwise payable pursuant to this Agreement in respect of the continuation of that Event or the occurrence of one or more other Events;

(d) provide copies to and permit the Purchaser’s legal counsel a reasonable time to review and comment on the Registration Statement and all amendments and supplements thereto prior to their filing with the Commission;

(e) furnish to the Purchaser and its legal counsel promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company (but not later than two (2) business days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the Commission or the staff of the Commission, and each item of correspondence from the Commission or the staff of the Commission, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and furnish such other documents, as the Purchaser may reasonably request in order to facilitate the offering and disposition of the Shares and to permit the Purchaser to satisfy the prospectus delivery requirements of the Securities Act; and subject to SECTION 5(f), the Company hereby consents to the use of such prospectus and any amendment or supplement thereto by the Purchaser, in each case in the form most recently provided to such Person by the Company, in connection with the offering and sale of the Shares covered by the prospectus or any supplement or amendment thereto;

(f) prior to any public offering of the Shares, use commercially reasonable efforts to register or qualify such Shares for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Purchaser and do any and all other reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Shares; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this clause (f), or (iii) file a general consent to service of process in any such jurisdiction;

(g) use its commercially reasonable efforts to promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement current and effective until the earliest of (i) five (5) years after the Closing Date, (ii) such time as all Shares purchased by the Purchaser under this Agreement have been sold; and (iii) the date on which the Shares may be resold by the Purchaser without registration by reason of Rule 144(k) under the Securities Act. Thereafter, the Company shall be entitled to withdraw the Registration Statement and the Purchaser shall have no further right to offer or sell any of the Shares pursuant to the Registration Statement;

(h) furnish to the Purchaser with respect to the Shares registered under the Registration Statement (and to each underwriter, if any, of such Shares) such number of copies of prospectuses and such other documents as the Purchaser may reasonably request, fulfill in all respects the condition specified in Rule 172(c)(3) under the Securities Act and notify the Purchaser when the conditions specified in Rule 172(c)(1) or Rule 172(c)(2) under the Securities Act are not satisfied;

(i) notify the Purchaser, at any time when a prospectus relating to the Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements in the prospectus not misleading; and promptly prepare and furnish to the Purchaser a reasonable number of copies of a supplement or amendment to the prospectus so that, when delivered to purchasers of the Shares, the prospectus, as supplemented or amended, does not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements in the prospectus not misleading and shall otherwise conform in all material respects to the applicable requirements of the Securities Act and the rules and regulations of the Commission;

(j) cause all such Shares to be listed on AMEX or on any other exchange on which the Company’s shares of Common Stock are primarily traded;

(k) upon execution of a nondisclosure agreement, in form reasonably satisfactory to the Company, by each Person to whom information will be disclosed, make available for inspection by the Purchaser, any underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by the Purchaser or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, employees and independent accountants to supply all information, in each case to the extent reasonably requested by the Purchaser or any such underwriter, attorney, accountant or agent in connection with the Registration Statement;

(l) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in the Registration Statement for sale in any jurisdiction, notify the Purchaser of such issuance and use its reasonable best efforts promptly to obtain the withdrawal of such order;

(m) to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), include as part of the Registration Statement such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Shares;

(n) in connection with any underwritten offering:

(i) use its reasonable best efforts to obtain from its independent certified public accountants comfort letters in customary form and at customary times and covering matters of the type customarily covered by comfort letters and deliver such letters to any applicable underwriters;

(ii) use its reasonable best efforts to obtain from it counsel and opinion or opinions in customary form and deliver such opinions to any applicable underwriters;

(iii) issue and deliver customary officer’s and other closing certificates to any applicable underwriters;

(iv) promptly issue to any underwriter to which the Purchaser may sell shares in such offering, certificates evidencing the Shares;

(v) the Company shall, if requested, promptly include or incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the applicable underwriters reasonably agree should be included therein and to which the Company does not reasonably object and shall make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after it is notified of the matters to be included or incorporated in such prospectus supplement or post-effective amendment;

(o) if the Purchaser is or is to be identified by the Commission or AMEX, or any other national securities exchange, as an “underwriter”, at the request of the Purchaser, the Company shall (i) furnish to the Purchaser, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as the Purchaser may reasonably request (A) a comfort letter from the Company’s independent certified public accountants at customary times in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Purchaser, and (B) an opinion of counsel representing the Company for purposes of such Registration Statement at customary times in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Purchaser, and (ii) permit the Purchaser to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and their counsel after consultation with such holder. Notwithstanding anything herein to the contrary, the Purchaser shall not be designated as an “underwriter” by the Company in any Registration Statement without the consent of the Purchaser;

(p) make available upon reasonable notice and during normal business hours, for inspection by the Purchaser, any underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by the Purchaser or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, counsel and independent certified public accountants to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court or governmental agency or authority of competent jurisdiction, (iii) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their Affiliates or (iv) such disclosure is required to be made under applicable law;

(q) not permit any officer, director, underwriter, broker or any other Person acting on behalf of the Company to use any free writing prospectus in connection with the Registration Statement covering the Shares, without the prior written consent of the Purchaser which consent shall not be unreasonably withheld or delayed. Any consent to the use of a free writing prospectus included in an underwriting agreement to which the Purchaser is a party shall be deemed to satisfy the requirement for such consent; and

(r) bear all expenses in connection with the Company’s performance of or compliance with paragraphs (a) through (q) of this SECTION 8.1 (other than the Company’s expenses pursuant to paragraphs (n) and (o) of this SECTION 8.1, which shall be shared equally between the Company and the Purchaser) and the Company’s registration of the Shares pursuant to the Registration Statement (other than fees and expenses, if any, of legal counsel or other advisers to the Purchaser or underwriting discounts, brokerage fees and commissions incurred by the Purchaser, if any) and SECTION 10 hereof.

8.2 Transfer of Shares After Registration. The Purchaser agrees that it will not effect any disposition of the Shares that would constitute a sale within the meaning of the Securities Act or any applicable state securities laws, except as contemplated in the Registration Statement or as otherwise permitted by law.

8.3 Restrictions on Sale of the Shares in Connection with an Underwritten Offering. The Purchaser agrees that it will not effect any sale or other distribution of the Shares during the thirty (30) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering (as defined herein), provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other stockholder on whom a restriction is imposed and (ii) the restrictions set forth in this SECTION 8.3 shall not apply to any Shares that are included in such Underwritten Offering by the Purchaser. For purposes of this Agreement, “Underwritten Offering” shall mean an offering (including an offering pursuant to a shelf registration statement) in which Common Stock or rights or options to acquire, or securities convertible into or exchangeable for, Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal.”

8.4 Indemnification.

(a) The Company will indemnify and hold harmless the Purchaser and its officers, directors, members, affiliates, employees and agents, and each other Person, if any, who controls the Purchaser within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof or any free writing prospectus; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, or any free writing prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company or relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; (iii) any failure to register or qualify the Shares included in any such registration in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the Purchaser’s behalf, and (iv) any material breach or violation by the Company of any of the representations, warranties or covenants of the Company contained herein (other than those respecting resale of the Shares), and will reimburse the Purchaser and each officer, director, member, employee, agent and each such controlling Person for any out-of-pocket legal and other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to the Company by or on behalf of the Purchaser or any such controlling person in writing specifically for use in such Registration Statement or Prospectus or any amendments to or supplement thereof, (B) the failure of the Purchaser to comply in all material respects with the provisions of this Agreement respecting resale of the Shares or (C) the material breach of any of the representations, warranties or covenants of the Purchaser contained herein; and provided further, however, that with respect to clause (iv) of this SECTION 8.4(a), the maximum amount of liability in respect of such indemnification (other than any indemnification arising with respect to third-party claims) shall be limited to an amount equal to the aggregate purchase price of the Shares set forth in SECTION 2 of this Agreement.

(b) The Purchaser agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, affiliates, agents, employees and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from (i) any failure of the Purchaser to comply with the provisions of this Agreement respecting resale of the Shares, (ii) any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto or any free writing prospectus, or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by or on behalf of the Purchaser to the Company specifically for inclusion in such Registration Statement or prospectus or amendment or supplement thereto or (iii) any material breach or violation of any of the representations, warranties or covenants of the Purchaser contained herein (other than those respecting the resale of the Shares, except for the covenant set forth in SECTION 5(f) not to make any sale of the Shares without complying with applicable securities laws, including laws regarding insider trading, which covenant shall be included), and the Purchaser will reimburse the Company, each of its directors, officers, agents and employees, and any controlling persons for any out-of-pocket legal and other expenses reasonably incurred by them in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that with respect to clauses (i) and (ii) of this SECTION 8.4(b), the maximum amount of liability in respect of such indemnification shall be limited to an amount equal to the net proceeds actually received by the Purchaser from the sale of the Shares effected pursuant to such registration that gave rise to such liability; and provided further, however, that with respect to clause (iii) of this SECTION 8.4(b), the maximum amount of liability in respect of such indemnification (other than any indemnification arising with respect to third-party claims) shall be limited to an amount equal to the aggregate purchase price of the Shares set forth in SECTION 2 of this Agreement.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved in writing the terms of such settlement; provided that such consent shall not be unreasonably withheld.

(d) If the indemnification provided for in this SECTION 8.4 is required by its terms but is for any reason held to be unavailable to an indemnified party under paragraphs (a), (b) or (c) of this SECTION 8.4 in respect to any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein in such proportion as is appropriate to reflect the relative fault of the Company and the Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement and/or the Registration Statement which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability of the Purchaser in respect of any such contribution pursuant to this SECTION 8.4(d) shall be limited to an amount equal to the net proceeds actually received by the Purchaser from the sale of the Shares effected pursuant to such registration that gave rise to such liability. The relative fault of the Company, on the one hand, and the Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged statement of a material fact or the omission or alleged omission to state a material fact or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by the Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this SECTION 8.4, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (c) of this SECTION 8.4 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this paragraph (d); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (c) for purposes of indemnification. The Company and the Purchaser agree that it would not be just and equitable if contribution pursuant to this SECTION 8.4 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.5 Termination of Conditions and Obligations. The restrictions imposed by SECTION 5 or this SECTION 8 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares upon the earliest to occur of (i) the sale of the Shares pursuant to the Registration Statement, (ii) the sale of the Shares pursuant to Rule 144 under the Securities Act, and (iii) the passage of five (5) years from Closing Date or at such time as an opinion of counsel reasonably satisfactory in form and substance to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

SECTION 9. Access, Observer and Board Seat Rights.

9.1 Access to Company Management. As long as the Purchaser or its affiliates beneficially own not less than 600,000 of the Shares, the Company shall permit one or more representatives designated by the Purchaser, at the Purchaser’s expense, to meet (telephonically or otherwise) with the Company’s Chief Executive Officer and/or Chief Financial Officer during normal business hours of the Company as may be reasonably requested by the Purchaser, but not more frequently than once every three months, to review the Company’s operations and management and provide advice, suggestions and recommendations, regarding, among other things, the Company’s general business operations and business strategy, accounting functions, financial planning, capital budgeting, human resources, marketing and advertising, strategic partnerships, joint ventures and alliances; provided, however, that the Company shall not be obligated pursuant to this SECTION 9.1 to provide access to any information (a) that it reasonably and in good faith believes the exclusion of which is necessary to preserve the attorney-client privilege or (b) that is confidential or proprietary information to a competitor of the Company or a customer or supplier, or prospective customer or supplier of the Company, or for similar reasons.

9.2 Observer Rights. As long as the Purchaser or its affiliates beneficially own not less than 600,000 of the Shares and does not otherwise have a representative on the Company’s Board of Directors pursuant to SECTION 9.3 below, the Company shall permit the Purchaser to designate a representative who is reasonably acceptable to the Company to attend, in a non-voting, observer capacity, all meetings of its Board of Directors and its committees and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time the foregoing are provided to the directors; provided, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any access to any material or meeting or portion thereof (a) if the Company reasonably and in good faith believes that such exclusion is necessary to preserve the attorney-client privilege; (b) to avoid the disclosure of confidential or proprietary information to a competitor of the Company or a customer or supplier, or prospective customer or supplier of the Company, or for similar reasons; or (c) if in the reasonable judgment of a majority of its Board of Directors (or such committee), such access would materially impair the due consideration by the Board of Directors (or such committee) of any matter. The Company pre-approves Andrew Hauptman, Scott Richland and John Allen as the Purchaser’s board observer for purposes of this SECTION 9.2.

9.3 Board Seat Right. As long as the Purchaser owns not less than 600,000 of the Shares, the Company’s Board of Directors, upon the request of the Purchaser, shall nominate such designee as is chosen by the Purchaser and as is otherwise reasonably acceptable to the Company and further recommend to the Company’s stockholders the election of such nominee to the Company’s Board of Directors. The Company pre-approves Andrew Hauptman, Scott Richland and John Allen as nominees to the Company’s Board of Directors for purposes of this SECTION 9.3.

9.4 Confidentiality. The Purchaser agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including pursuant to any access, observation or board seat rights provided under this SECTION 9), and also hereby agrees to comply with the terms of the existing confidentiality agreement between the Company and an affiliate of the Purchaser, dated as of June 7, 2007 (the “Confidentiality Agreement”).

SECTION 10. Additional Obligations and Agreements of the Company. The Company hereby further agrees that it shall:

(a) not, after the date of this Agreement, grant any registration rights which conflict with or impair the rights granted to the Purchaser hereunder;

(b) within four business days following the execution of this Agreement, file a current report on Form 8-K and make such other filings and notices with respect to the transaction contemplated by this Agreement in the manner and time required by the Commission and AMEX. Notwithstanding the foregoing, the Company shall not include the name of the Purchaser in any press release without the prior written consent of the Purchaser which shall not be unreasonably withheld or denied;

(c) not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Company shall, on behalf of the Company, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser, or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of AMEX in a manner that would require stockholder approval of the sale of the Shares to the Purchaser;

(d) not file any other registration statement (other than on Form S-8) with the Commission, prior to the filing of the Registration Statement, with respect to any securities of the Company;

(e) acknowledge and agree that the Purchaser may from time to time pledge and/or grant a security interest in some or all of the Shares pursuant to a bona fide margin agreement in connection with a bona fide margin account or pursuant to any other loan or financing arrangement and, if required under the terms of such agreement, account, or arrangement, the Purchaser may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to the approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Purchaser transferee of the pledge. No notice shall be required of such pledge. At the Purchaser’s reasonable expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder; and

(f) subject to its receipt of the Purchaser’s certification in writing that (i) it has sold or agreed to sell Shares or (ii) intends to sell Shares under a Registration Statement or pursuant to Rule 144 within a period of seven (7) days of the date of the certification, use its reasonable best efforts to cause its counsel to issue a legal opinion to the Company’s transfer agent, if required to effect the removal of the legend set forth in SECTION 5(e) hereof, and will, no later than three (3) business days following the actual receipt (if received prior to noon Central time, otherwise four (4) business days) from the Purchaser by the Company or the Company’s transfer agent of a certificate representing Shares issued with a restrictive legend, deliver or cause to be delivered to the Purchaser a certificate representing such Shares as the Purchaser has certified in writing to the Company that it has sold or agreed to sell, or intends to sell under a Registration Statement or pursuant to Rule 144 within a period of seven (7) days of the date of the certification, that are free from all restrictive and other legends, in such denominations and registered in such names as the Purchaser may request. Certificates for Shares subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System or as otherwise directed by the Purchaser.

SECTION 11. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon delivery to the party to be notified; (b) when received by confirmed facsimile or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All notices, requests, consents and other communications shall be sent to the Company and the Purchaser as follows or at such other addresses as the Company or the Purchaser may designate upon written notice to the other party:

(a) if to the Company, to:

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, TX 75234
Attn: General Counsel
Facsimile: (972) 884-7476

with a copy to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201-2975
Attention: Alan J. Bogdanow
Facsimile: (214) 999-7857

(b) if to the Purchaser, to:

CBT Holdings, LLC

10877 Wilshire Boulevard, Suite 2200

Los Angeles, CA 90024

Attn: John Allen

Facsimile: (310) 954-4881

with a copy to:

O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067

Attn: Steven L. Grossman

Facsimile: (310) 246-6779

SECTION 12. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

SECTION 13. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 14. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered (including by facsimile) to the other parties.

SECTION 17. Entire Agreement. This Agreement and the instruments referenced herein, and the Confidentiality Agreement (which shall remain in full force and effect), contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.

SECTION 18. Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective permitted successors, assigns, heirs, executors and administrators. This Agreement and the rights of the Purchaser hereunder may not be assigned except to an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Purchaser, provided that such affiliate is an accredited investor (within the meaning of Regulation D under the Securities Act) and provided that such affiliate agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, neither the Purchaser’s obligations under this Agreement nor the Purchaser’s rights pursuant to SECTION 9 of this Agreement may be assigned to an affiliate or otherwise.

SECTION 19. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transaction described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

SECTION 20. Publicity. No public release or announcement concerning the transaction contemplated hereby shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld or denied), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Company or the Purchaser, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 21. Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate if the Closing shall not have occurred on or before July 31, 2007, unless the term hereof is extended by agreement of the parties hereto (such date or any extension of such date, the “Termination Date”); provided, however, that the Termination Date shall automatically be extended if all conditions set forth in SECTION 7, other than the condition set forth in SECTION 7.1(c) (and other than any condition which is to be satisfied at the Closing), shall have been satisfied or waived until the satisfaction or waiver of the condition set forth in SECTION 7.1(c), but in no event shall the Termination Date be extended to a date later than August 10, 2007.

(b) In the event of the termination of this Agreement as provided in SECTION 21(a), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto, except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful material breach of this Agreement.

SECTION 22. Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that at the Closing the Company shall pay the reasonable and documented legal, accounting and other due diligence expenses that the Purchaser has incurred in connection with the transaction contemplated hereby, such expenses not to exceed $75,000.

SECTION 23. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to seek specific performance under this Agreement and any other documents or agreements executed in connection with the transaction contemplated hereunder.

[Remainder of page is intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SPORT SUPPLY GROUP, INC.

By: /s/ Adam Blumenfeld

Name: Title:	Adam Blumenfeld Chairman and Chief Executive Officer

CBT HOLDINGS, LLC

By: /s/ Scott H. Richland

Name: Title:	Scott H. Richland Manager

APPENDIX I

(Page 1 of 2)

SPORT SUPPLY GROUP, INC.

REGISTRATION STATEMENT QUESTIONNAIRE

In connection with the preparation of the Registration Statement, please provide us with the information set forth below. You agree that the Company may present this Questionnaire to such parties as it deems appropriate to establish the availability of exemptions from registration under state and federal securities laws.

SECTION 1. Pursuant to the “Selling Stockholder” section of the Registration Statement, please state your or your organization’s name exactly as it should appear in the Registration Statement:

SECTION 2. Please provide the number of shares that you or your organization will beneficially own immediately after Closing, including those Shares purchased by you or your organization pursuant to the Purchase Agreement and those shares purchased by you or your organization through other transactions:

SECTION 3. Have you or your organization had any position, office or other material relationship within the past three years with the Company or its affiliates?

     Yes      No

If “yes,” please indicate the nature of any such relationships below:

SECTION 4. Are you (1)(a) an NASD Member (see definition), (b) a Controlling (see definition) shareholder of an NASD Member, (c) a Person Associated with a Member of the NASD (see definition), or (d) an Underwriter or a Related Person (see definition) with respect to the proposed offering; or (2) do you own any shares or other securities of any NASD Member not purchased in the open market; or (3) have you made any outstanding subordinated loans to any NASD Member?

Answer: [ ] Yes [ ] No

APPENDIX I

(Page 2 of 2)

If “yes,” please describe below:

NASD Member. The term “NASD member” means either any broker or dealer admitted to membership in the National Association of Securities Dealers, Inc. (“NASD”). (NASD Manual, By-laws Article I, Definitions)

Control. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power, either individually or with others, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. (Rule 405 under the Securities Act of 1933, as amended)

Person Associated with a Member of the NASD. The term “person associated with a member of the NASD” means every sole proprietor, partner, officer, director, branch manager or executive representative of any NASD Member, or any natural person occupying a similar status or performing similar functions, or any natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by a NASD Member, whether or not such person is registered or exempt from registration with the NASD pursuant to its bylaws. (NASD Manual, By-laws Article I, Definitions)

Underwriter or a Related Person. The term “underwriter or a related person” means, with respect to a proposed offering, underwriters, underwriters’ counsel, financial consultants and advisors, finders, members of the selling or distribution group, and any and all other persons associated with or related to any of such persons. (NASD Interpretation)

APPENDIX II

Plan of Distribution

The selling stockholder may, from time to time, sell any or all of the shares of common stock offered hereby directly or indirectly through one or more broker-dealers or agents. The selling stockholder will be responsible for agents’ commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act, setting forth:

•	the name of each of the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transaction.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares (other than fees and expenses, if any, of legal counsel or other advisers to the selling stockholder or underwriting discounts, brokerage fees and commissions incurred by the selling stockholder, if any). We may be indemnified by the selling stockholder against liabilities under the Securities Act that may arise from written information furnished to us by the selling stockholder for use in this prospectus.

Once sold under this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXHIBIT A

Name of Subsidiary	Jurisdiction of Formation
Kesslers Team Sports, Inc.	Delaware
Dixie Sporting Goods Co., Inc.	Virginia

EXHIBIT B

Legal Opinions of Outside Counsel

The Company is a validly existing corporation in good standing under the laws of the state of its incorporation with the requisite corporate power and authority to own, lease and operate its properties and assets, and to conduct its business as described in the Exchange Act Filings, to execute and deliver the Agreement and to perform its obligations thereunder, including, without limitation, to issue, sell and deliver the Shares under the Agreement.

When so issued, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and free of any and all liens and charges and preemptive right contained in the Company’s Certificate of Incorporation or Bylaws or any agreement, note, lease, publicly filed mortgage deed or other instrument to which the Company is a party or by which the Company is bound that are filed as exhibits to the Exchange Act Filings.

All corporate action on the part of the Company necessary for the authorization, execution and delivery of the Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance by the Company of its obligations under the Agreement has been taken. The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The execution and delivery by the Company of the Agreement, the performance by the Company of its obligations under the Agreement, and the issuance of the Shares, do not and will not, as the case may be, violate, conflict with or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under (i) the Certificate of Incorporation or Bylaws, (ii) any provision of any applicable federal or state law, rule or regulation known to such counsel to be customarily applicable to transactions of this nature (other than federal securities laws), or (iii) any decree, judgment or order known to such counsel to be applicable to the Company or its properties.

No consent, approval or authorization of designation, declaration or filing with any federal government authority any self-regulatory organization or approval of the stockholders of the Company is required in connection with the valid execution and delivery of the Agreement, the offer, sale or issuance of the Shares, or the consummation by the Company of any other transaction contemplated by the Agreement.

Subject to the accuracy of the Purchasers’ representations in SECTION 5 of the Agreement, the offer, sale and issuance of the Shares in conformity with the terms of the Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

The Company is not, and, immediately after giving effect to the offering and sale of the Shares, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.